                           OFFER TO PURCHASE FOR CASH
                 ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK
                                       of

                            DIGITAL LINK CORPORATION

                                       at
                              $10.30 NET PER SHARE
                                       by
                                   DLZ CORP.
     ----------------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
     NEW YORK CITY TIME, ON OCTOBER 15, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                                              September 10, 1999

To Our Clients:

    Enclosed for your consideration are the Offer to Purchase, dated September 10, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") relating to an offer by DLZ Corp., a California corporation ("Purchaser"), to purchase any and all outstanding shares of Common Stock, no par value per share (the "Shares"), of Digital Link Corporation, a California corporation (the "Company"), at a purchase price of $10.30 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

    This material is being forwarded to you as the beneficial owner of Shares carried by us in your account but not registered in your name.

    A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

    Accordingly, we request instructions as to whether you wish to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase.

    Please note the following:

        1. The tender price is $10.30 per Share, net to the seller in cash, without interest thereon.

        2.  The Offer is being made for any and all of the outstanding Shares.

        3. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on October 15, 1999, unless the Offer is extended.

        4. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED, AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH THE 4,034,687 SHARES BENEFICIALLY OWNED BY PURCHASER AND THE GUPTA INVESTORS (AS DEFINED IN THE OFFER TO PURCHASE) ON THE DATE OF PURCHASE, WOULD CONSTITUTE NOT LESS THAN 90% OF THE OUTSTANDING SHARES ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"), AND (II) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE.

        5. The Offer is being made pursuant to the Agreement and Plan of Merger dated as of September 3, 1999 (the "Merger Agreement"), between Purchaser and the Company. Under the terms of the Merger Agreement, if the Minimum Condition is satisfied, following the purchase of Shares pursuant to the Offer and the satisfaction of other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the California General Corporation Law, Purchaser will be merged with and into the Company, with the Company surviving the Merger.

        6. The Board acting on the unanimous recommendation of a special committee of independent directors not affiliated with the Purchaser has approved and adopted the Merger Agreement and the transactions contemplated thereby including the Offer and the Merger, has determined that the Merger Agreement and the transactions contemplated thereby including the Offer and the Merger are fair and in the best interests of the Company and the shareholders of the Company, and recommends acceptance of the offer by the shareholders of the Company.

        7. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

    The Offer is made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and any supplements or amendments thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of such jurisdiction.

    If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope to return your instruction to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. PLEASE FORWARD YOUR INSTRUCTIONS TO US AS SOON AS POSSIBLE TO ALLOW US AMPLE TIME TO TENDER YOUR SHARES ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

                        INSTRUCTIONS WITH RESPECT TO THE
                           OFFER TO PURCHASE FOR CASH
                 ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK
                                       of

                            DIGITAL LINK CORPORATION

                                       by
                                   DLZ CORP.

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated September 10, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by DLZ Corp., a California corporation ("Purchaser"), to purchase any and all outstanding shares of Common Stock, no par value per share (the "Shares"), of Digital Link Corporation, a California corporation.

    This will instruct you to tender to Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase.
  Number of Shares to be Tendered:* ____________

                                          SIGN HERE

                                          --------------------------------------

                                          --------------------------------------
                                                       Signature(s)

Account Number:
---------------------------
Date:
--------------------------------, 1999

                                          --------------------------------------

                                          --------------------------------------
                                                     (Print Name(s))

                                          --------------------------------------

                                          --------------------------------------
                                                   (Print Address(es))

                                          --------------------------------------
                                           (Area Code and Telephone Number(s))

                                          --------------------------------------

                                          --------------------------------------
                                            (Taxpayer Identification or Social
                                                   Security Number(s))

* Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

   THIS FORM MUST BE RETURNED TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT.